Exhibit 99

Media	Investors
Melissa Murray	Bob Strickland	Jim Rowe
(415) 396-4417	(415) 396-0523	(415) 396-8216
Wednesday, July 16, 2008
WELLS FARGO EARNS $1.8 BILLION ON RECORD REVENUE;
INCREASES DIVIDEND 10%
•	Net income of $1.8 billion compared with $2.3 billion a year ago

•	Diluted earnings per share of $0.53 compared with $0.67 a year ago

•	Record revenue of $11.5 billion, up 16 percent from prior year and 34 percent (annualized) from prior quarter

•	Record cross-sell for both retail and commercial customers

•	Provision for credit losses of $3.0 billion (including reserve build of $1.5 billion)

•	Positive operating leverage (revenue growth of 16 percent; expense growth of 2 percent from prior year)

•	Average loans up 18 percent from prior year and 8 percent (annualized) from prior quarter

•	Average earning assets up 20 percent from prior year and 15 percent (annualized) from prior quarter

•	Net interest margin of 4.92 percent, up 23 basis points from prior quarter

•	Tier 1 capital of 8.24 percent, up from 7.92 percent at March 31, 2008, and 7.59 percent at December 31, 2007

Selected Financial Information	Quarter ended
	June 30,	March 31,	June 30,
	2008	2008	2007
Earnings
Diluted earnings per share	$0.53	$0.60	$0.67
Net income (in billions)	1.75	2.00	2.28

Asset Quality
Net charge-offs as % of avg. total loans	1.55%	1.60%	0.87%
Nonperforming loans as % of total loans	1.02	0.84	0.51
Allowance as a % of total loans	1.88	1.56	1.17

Other
Revenue (in billions)	$11.46	$10.56	$9.89
Average loans (in billions)	391.5	383.9	332.0
Average core deposits (in billions)	318.4	317.3	300.5
Net interest margin	4.92%	4.69%	4.89%

SAN FRANCISCO – Wells Fargo & Company (NYSE:WFC) reported diluted earnings per common share of $0.53 for second quarter 2008 compared with $0.60 in first quarter 2008 and $0.67 in second quarter 2007. Net income was $1.75 billion compared with $2.00 billion in first quarter 2008 and $2.28 billion in second quarter 2007. The Company also announced a quarterly common stock dividend of 34 cents per share, up 10 percent from the previous dividend of 31 cents per share.
“Wells Fargo continued to strengthen its franchise during the second quarter,” said President and CEO John Stumpf. “Earnings per share were 14 cents below that of last year due to $2.3 billion of higher provision expense, including a credit reserve build of $1.5 billion (30 cents per share). We were able to lend more to current customers where we believed it was prudent and properly priced. We grew core deposits while reducing funding costs. We achieved record cross-sell results with our retail and commercial customers – a testament to our relationship-based strategy and our 160,000 team members who serve our customers. We are open for business and getting lots of it. We also continued to benefit from opportunities in this environment to gain new business and customers through selective acquisitions. We maintained a strong balance sheet and, for the 21st consecutive year, increased our dividend. We’re still affected by the weak economy, but we believe we’re one of the best positioned in financial services to grow through this adversity and to build an even stronger company for our team members, customers, communities and shareholders.”
Financial Performance
“Wells Fargo continued to profitably build its franchise this quarter, at a time when many in our industry are primarily focused on fixing rather than growing their companies,” said Chief Financial Officer Howard Atkins. “Despite a $3 billion provision for loan losses in the quarter – including a $1.5 billion credit reserve build – the Company earned a $1.8 billion quarterly profit, generated a return on equity of 14.6 percent, increased Tier 1 capital in the quarter by 32 basis points to 8.24 percent, and increased the combination of capital and loan loss allowance to 9.7 percent of average earning assets from 9.1 percent linked quarter. The continued profitable growth in our franchise is reflected in the growth of our pre-tax pre-provision income to $5.6 billion, up $1.4 billion, or 34 percent, from a year ago, driven by a 20 percent increase in earning assets, a 16 percent increase in revenue, a 10 percent increase in noninterest income, record cross-sell of 5.64 products in our retail business and 6.3 products in our commercial business, an increase in the net interest margin to 4.92 percent, up 23 basis points linked quarter, and an increase in operating leverage, with expenses up only 2 percent versus 16 percent revenue growth.
“In broad terms, the credit crisis has created incremental earnings opportunities for Wells Fargo largely offsetting our incremental charge-offs from the crisis. Year-to-date total net interest income, for example, was up $1.8 billion from the first half of 2007, roughly equal to the increase in net charge-offs for the same period, even after adjusting charge-offs for the impact of our National Home Equity Group’s new charge-off policy. Few other large financial institutions have had the capacity to realize the opportunities generated by the credit crisis, and if opportunities to add attractive assets, add new customers and gain market share and wallet share continue, the long-term benefits could very well last beyond the peak in credit costs.”
As a result of the Company’s performance and confidence in long-term growth, the Board of Directors increased the Company’s third quarter common stock dividend to $0.34 per share, an increase of 10 percent from the second quarter dividend of $0.31 per share.

Revenue
Revenue was a record $11.5 billion, up $1.6 billion, or 16 percent, from a year ago, on strong, double-digit growth in both net interest income and noninterest income. “Because of the opportunities to gain new business and new customers, gain more business from existing customers and add earning assets with better risk-adjusted spreads, our revenue growth through second quarter 2008 was higher in the midst of the credit crisis than it was before this crisis, ” said Atkins. Businesses that achieved double-digit, year-over-year revenue growth were broad-based and included asset-based lending, credit cards, diversified products, mortgage banking, Small Business Administration lending, insurance, international, specialized financial services and wealth management.
Loans
Average loans of $391.5 billion increased $59.6 billion, or 18 percent, from a year ago. On a linked-quarter basis, average loans grew $7.6 billion, or 8 percent (annualized). Average commercial and commercial real estate loans increased $33.9 billion, or 27 percent, from second quarter 2007 and increased $7.3 billion, or 19 percent (annualized), from first quarter 2008, making this the 15th consecutive quarter of double-digit, year-over-year growth. Average consumer loans increased $25.5 billion, or 13 percent, from second quarter 2007, but were essentially flat linked quarter. “We’re lending to credit-worthy consumer and commercial customers, but continuing to exit, curtail or re-price higher risk and lower risk-adjusted return segments,” said Atkins.
Deposits
Average core deposits of $318.4 billion increased $17.8 billion, or 6 percent, from a year ago and $1.1 billion, or 1 percent (annualized), linked quarter. Average mortgage escrow deposits were $22.7 billion, down $680 million from second quarter 2007 and up $2.3 billion linked quarter. Average retail core deposits grew $10.3 billion, or 5 percent, from second quarter 2007 and increased $1.9 billion, or 3 percent (annualized), linked quarter. Average consumer checking accounts grew a net 5.5 percent from second quarter 2007. Wholesale deposits were up 14 percent year over year, but declined modestly linked quarter.
Net Interest Income
Net interest income increased $1.1 billion, or 21 percent, from last year and $518 million, or 36 percent (annualized), linked quarter. The increase was driven by double-digit earning asset growth (up 20 percent year over year and 15 percent (annualized) linked quarter) combined with an increase in the net interest margin to 4.92 percent, up 23 basis points from first quarter and 3 basis points from a year ago. “The improvement in net interest margin reflects our focus on higher risk-adjusted yields on new loans and securities, a decline in funding costs, our disciplined deposit pricing, and the high percentage of checking and transaction accounts in our core deposit mix,” said Atkins. “The effect of the industry-wide credit write-offs and the economic slowdown have been largely offset by earning asset growth and improved spreads across most asset classes and a steeper yield curve compared with a year ago.”
Noninterest Income
Noninterest income rose to $5.2 billion, up 10 percent from second quarter 2007, and increased $378 million linked quarter. Fee income was broad-based across the Company. Deposit service charges increased 8 percent on solid deposit growth. Despite the 15 percent decline in the S&P500® year over year, trust and investment fees declined only 9 percent and were flat linked quarter. Card fees were up 14 percent year over year and 22 percent (annualized) linked quarter due to continued growth in new accounts and greater card activity. Insurance fees were up 27 percent year over year due to customer growth, higher crop insurance revenues and the fourth quarter 2007 acquisition of ABD Insurance, and 37 percent (annualized) linked quarter due to seasonally higher revenues, primarily from crop insurance. Charges and fees on loans were relatively flat, reflecting an increase in commercial loan fees due to strong loan demand offset by lower home equity fees due to the Company’s efforts to curtail risk in that business.
Net gains on mortgage loan origination/sales activities increased $609 million linked quarter due to wider margins, lower levels of additions to the repurchase reserve, lower write-downs of repurchased mortgage loans, an increase in the value of commercial mortgages held for sale, and an increase in the servicing value of the mortgage warehouse/pipeline. These improvements were largely driven by higher interest rates and more stable liquidity in the mortgage market during the second quarter. Second quarter results included a $65 million net reduction in the value of the mortgage servicing rights (MSRs) from market-related valuation changes, net of hedge results (reflected in net servicing income). On a linked-quarter basis, the value of interest-only investments associated with the Wells Fargo Home Mortgage (Home Mortgage) servicing portfolio increased $247 million (reflected in trading income) and gains on debt securities declined $414 million.
Noninterest income also included $129 million of other-than-temporary impairment charges, which were largely recorded in net losses on debt securities. Equity investment gains were only $46 million in second quarter, down $196 million from last year and down $267 million linked quarter, which included our gain from the Visa initial public offering. Unrealized net losses on securities available for sale were $2.1 billion at June 30, 2008, compared with unrealized net losses of $598 million at March 31, 2008. The change in the value was largely due to the increase in market yields of mortgage-backed securities during the quarter.
Noninterest Expense
Noninterest expense increased $133 million, or 2 percent, from second quarter 2007 and increased $398 million linked quarter. Of the linked-quarter increase, $151 million was due to the reversal in the first quarter of previously accrued litigation expense for Visa and $108 million was due to an increase in deferred compensation plan-related expenses, which was offset by an equivalent increase in trading income related to plan asset returns. “During the quarter, we continued to build distribution – opening 19 banking stores and adding sales and service team members – while reducing most non-labor expenses, including year-over-year cost reductions in outside professional services, travel and entertainment, contract services and postage,” said Atkins.
Credit Quality
“Managing the challenges of the current credit cycle continues to be a top priority,” said Chief Credit Officer Mike Loughlin. Second quarter 2008 net charge-offs were $1.5 billion (1.55 percent of average loans, annualized) compared with $1.5 billion (1.60 percent) in first quarter 2008 and $720 million in second quarter 2007 (0.87 percent). The second quarter 2008 provision was $3.0 billion, which included second quarter 2008 net charge-offs of $1.5 billion and an additional $1.5 billion credit reserve build, primarily for expected higher losses in the National Home Equity Group (Home Equity) and the unsecured retail loan portfolios. As previously announced, the Home Equity charge-off policy changed in the second quarter from 120 days to no more than 180 days to provide more time to work with customers to solve their credit problems and keep them in their homes. The Company has helped nearly 900 customers, and approximately $90 million of Home Equity loans have been modified due to this change. The policy change had the effect of deferring an estimated $265 million of charge-offs from the second quarter, but did not reduce provision expense in the second quarter since this loss content was included in the $1.5 billion credit reserve build.

	Quarter ended		Quarter ended
	June 30, 2008		March 31, 2008
	Net loan	As a %	Net loan	As a %
	charge-offs	of average	charge-offs	of average
	(in millions)	loans	(in millions)	loans
Commercial and commercial real estate:
Commercial	$301	1.27%	$228	1.01%
Other real estate mortgage	4	0.04	3	0.03
Real estate construction	27	0.58	28	0.60
Lease financing	10	0.56	9	0.53

Total commercial and commercial real estate	342	0.85	268	0.70

Consumer:
Real estate 1-4 family first mortgage	96	0.53	75	0.41
Real estate 1-4 family junior lien*	334	1.79	438	2.34
Credit card	329	6.95	275	5.89
Other revolving credit and installment	367	2.68	418	3.01

Total consumer	1,126	2.04	1,206	2.18

Foreign	44	2.36	54	2.94

Total loans	$1,512	1.55	$1,528	1.60

* Reflects the impact of the previously disclosed Home Equity charge-off policy change, effective April 1, 2008
Charge-offs in the real estate 1-4 family first mortgage portfolio increased $21 million linked quarter, including the $14 million increase from Wells Fargo Financial’s residential real estate portfolio. “The increase in mortgage loss levels was expected given the continued declines in home prices,” said Loughlin. “Credit card charge-offs increased $54 million in the second quarter, but continued to perform within an expected range. While the loss levels were higher than the historically low levels of recent years, many of our loan products continued to earn acceptable risk-adjusted returns. Losses in the Wells Fargo Financial auto portfolio declined $47 million from first quarter 2008. The process improvements and underwriting changes made in prior quarters continued to produce the desired results, however increased economic stress will place additional pressure on any portfolio closely tied to the consumer.”
Net credit losses in the real estate 1-4 family junior lien category were down $104 million compared with first quarter 2008, primarily due to the change in the Home Equity charge-off policy. “Although losses declined, the portfolio continued to deteriorate as property values search for a bottom,” said Loughlin. “Given the continued decline in home prices, we had more accounts move into the higher combined loan-to-value segments, which directly impacts loss levels.” Approximately 38 percent of our $73 billion core Home Equity portfolio and 71 percent of our $11 billion liquidating Home Equity portfolio had combined loan-to-value ratios above 90 percent as of June 30, 2008. The property values are primarily based on a combination of March 2008 automated value models and May 2008 home price indices. More information about the Home Equity portfolio is available on page 33.

Commercial and commercial real estate charge-offs increased $74 million linked quarter, including about $30 million from charge-offs on loans originated through Wells Fargo’s Business Direct small business lending group. “Although loss levels have increased, the majority of the wholesale businesses performed well and we continue to see good opportunities in this market,” said Loughlin.
Nonperforming Assets
Total nonperforming assets were $5.23 billion (1.31 percent of total loans) at June 30, 2008, and included $4.07 billion of nonperforming loans, $535 million of insured Government National Mortgage Association (GNMA) loan repurchases, and $619 million of foreclosed and repossessed real estate and vehicles. This compares with $4.50 billion (1.16 percent) at March 31, 2008, consisting of $3.26 billion of nonperforming loans, $578 million of GNMA loan repurchases and $658 million of foreclosed and repossessed assets. “The increases in nonperforming assets continued to be centered in portfolios affected by the residential real estate issues and the associated impact on the consumer,” said Loughlin. “The combination of higher foreclosure rates and less liquidity in the distressed loan sales market caused us to hold more assets on the balance sheet for a longer time. The increase in nonperforming loans was caused in part by our active loss mitigation strategies at Home Equity, Home Mortgage and Wells Fargo Financial. A primary goal of our loan servicing operation is to work with customers to keep them in their homes. We actively work to contact delinquent customers. We gather and analyze information regarding their financial circumstances and can frequently work with customers to modify their loan to improve affordability and allow them to remain in their home. However, accounting conventions require us to classify these restructured loans as nonperforming until the customer demonstrates the ability to make payments under the revised terms. We require six monthly payments before returning the loan to accrual status. We will continue to work with our delinquent customers even though it will cause a continued increase in nonperforming loans.” The Home Equity charge-off policy change also contributed to the increase in nonperforming loans as fewer loans were charged off in the quarter.

Loans 90 days or more past due and still accruing totaled $7.26 billion, $6.92 billion and $4.99 billion at June 30, 2008, March 31, 2008, and June 30, 2007, respectively. For the same periods, the totals included $5.48 billion, $5.29 billion and $3.91 billion, respectively, in advances pursuant to our servicing agreement to GNMA mortgage pools and similar loans whose repayments are insured by the Federal Housing Administration or guaranteed by the Department of Veteran Affairs.
Loans 90 Days or More Past Due and Still Accruing
(Excluding Insured/Guaranteed GNMA and Similar Loans)

	June 30,	Mar. 31,	June 30,
(in millions)	2008	2008	2007
Commercial and commercial real estate:
Commercial	$16	$29	$21
Other real estate mortgage	38	24	2
Real estate construction	81	15	4

Total commercial and commercial real estate	135	68	27
Consumer:
Real estate 1-4 family first mortgage	370	314	179
Real estate 1-4 family junior lien mortgage	236	228	76
Credit card	441	449	253
Other revolving credit and installment	563	532	515

Total consumer	1,610	1,523	1,023
Foreign	35	40	36

Total	$1,780	$1,631	$1,086

Allowance for Credit Losses
The allowance for credit losses, including unfunded commitments, totaled $7.52 billion at June 30, 2008, compared with $6.01 billion at March 31, 2008, and $4.01 billion at June 30, 2007. Second quarter 2008 results included a credit reserve build of $1.5 billion primarily for expected higher credit losses in the loan portfolio. Since the beginning of fourth quarter 2007, the Company has provided $3.4 billion in excess of net charge-offs. “During the quarter, revised estimates for the reserve for unfunded commitments decreased from the prior quarter as our updated evaluation indicated lower loss content from open commitment exposures,” said Loughlin. “We believe the allowance was adequate for losses inherent in the portfolio at June 30, 2008.”
Business Segment Performance
Wells Fargo has three lines of business for management reporting: Community Banking, Wholesale Banking and Wells Fargo Financial. Net income (loss) for each of the three business segments was:

	Second Quarter		%
(in millions)	2008	2007	Change
Community Banking	$1,234	$1,502	(18)%
Wholesale Banking	557	621	(10)
Wells Fargo Financial	(38)	156	NM

     NM – Not meaningful
More financial information about the business segments is on pages 28 and 29.

Community Banking offers a complete line of diversified financial products and services for consumers and small businesses including investment, insurance and trust services primarily in 23 midwestern and western states, and mortgage and home equity loans in all 50 states.
Selected Financial Information

	Second Quarter		%
(in millions)	2008	2007	Change
Total revenue	$7,547	$6,171	22%
Provision for credit losses	1,996	353	465
Noninterest expense	3,737	3,590	4
Net income	1,234	1,502	(18)

(in billions)
Average loans	215.9	186.6	16
Average assets	365.9	319.8	14
Average core deposits	252.6	243.0	4

Community Banking reported net income of $1.2 billion in second quarter 2008, down $268 million from a year ago, affected by the $1.1 billion credit reserve build. Pre-tax pre-provision income (i.e., revenue less operating expense) increased $1.2 billion, or 48 percent from a year ago. Revenue increased $1.4 billion, or 22 percent, driven by strong balance sheet growth and strong fee income growth in retail banking and mortgage. Average loans of $215.9 billion in second quarter 2008 grew 16 percent and average core deposits of $252.6 billion grew 4 percent, with a portion of the growth due to acquisitions. Noninterest income increased $465 million from second quarter 2007 driven by double-digit growth in cards and mortgage banking, and strong growth in deposit service charges. Noninterest expense increased $147 million, or 4 percent, driven by investments in technology, new stores and sales staff, partially offset by continued expense management. The provision for credit losses increased $1.6 billion (including a $1.1 billion credit reserve build) from second quarter 2007, with over half of the increase related to the Home Equity portfolio.
Regional Banking
•	Core product solutions (sales) of 5.67 million, up 18 percent from prior year
•	Core sales per platform banker FTE (active, full-time equivalent) of 5.24 per day, up from 4.78 in prior year
•	Record retail bank household cross-sell of 5.64 products per household; 23 percent of our retail bank households have 8 or more products, our long-term goal
•	Sales of Wells Fargo Packages® (a checking account and at least three other products) up 33 percent from prior year, purchased by 72 percent of new checking account customers
•	Consumer checking accounts up a net 5.5 percent from prior year
•	Customer loyalty scores up 6 percent and welcoming and wait time scores up 7 percent from prior year (based on customers conducting transactions with tellers)
•	Added 1,269 platform banker FTEs from prior year through hiring and acquisitions
•	Opened 19 banking stores, bringing our total retail stores to 3,330
•	Added 26 webATM® machines bringing network total to 6,950 and converted 24 to Envelope-FreeSM webATM machines, bringing network total to 1,474
•	Business Banking
о	Store-based business solutions up 18 percent from prior year
о	Loans to small businesses (loans primarily less than $100,000 on our Business Direct platform) up 10 percent from prior year
о	Business checking accounts up a net 2.4 percent from prior year

'

о	Business Banking household cross-sell of 3.6 products per household
о	Sales of Wells Fargo Business Services Packages (a business checking account and at least three other business products) up 31 percent from prior year, purchased by 48 percent of new business checking account customers
“Our amazing, hardworking, dedicated team continued to help our customers reach their financial goals by providing 5.67 million core product solutions in the second quarter, up 18 percent from the prior year,” said Carrie Tolstedt, senior EVP, Community Banking. “Of our 23 banking states, 19 had double-digit core product solutions growth from the prior year, and five of those, including California, Texas, and Arizona, had more than 20 percent growth. We focused on small business appreciation during the quarter through community celebrations and customized offers. Sales of store-based business solutions increased an impressive 18 percent from prior year, and sales of Wells Fargo Business Services Packages rose 31 percent. We continue our focus on the customer experience. For customers transacting at the teller line, welcoming and wait time survey scores were up 50 percent, and customer loyalty scores improved 41 percent, since we began surveying in January 2004. In addition, we’re proud and excited to welcome our new customers and team members from United Bancorporation of Wyoming, which we acquired on July 1, 2008. Wells Fargo is now the largest bank in Wyoming, number one in market share.”
Home Mortgage
•	Home Mortgage retail originations of $31 billion, flat from prior year
•	Mortgage applications of $100 billion, down 12 percent from prior year
•	Mortgage application pipeline of $47 billion, down 16 percent from prior year
•	Record owned mortgage servicing portfolio of $1.55 trillion, up 7 percent from prior year and 3 percent (annualized) from prior quarter
“Our mortgage team continued to manage very well through another challenging quarter, and again produced strong results,” said Mark Oman, senior EVP, Home and Consumer Finance Group. “Home Mortgage’s balanced business model positions us well in the current housing environment because its servicing portfolio is a ‘natural business hedge’ of the slowdown in home originations in the quarter. As mortgage rates have increased, and refinancing and purchase activity slowed, our prepayments decline, benefiting our servicing business. Despite the economic slowdown, our servicing portfolio continued to perform relatively well. For our largest product category, prime conventional first mortgages representing 5.6 million customers and over $1 trillion of servicing, 97.5 out of every 100 customers are current with their payments.
“Home Mortgage results reflected our long-term commitment to responsible lending and responsible servicing principles. Our disciplined approach to the business and willingness to give up market share to aggressive competitors when the risks outweighed the returns allowed Home Mortgage to avoid many of the issues our competitors now face. The overall market shift towards a greater percentage of agency and government product has benefited Home Mortgage as we remained focused on these segments even when the industry was rapidly growing the Alt-A and nonprime volume in recent years. Government and agency products represented 95 percent of our second quarter originations.”

Wealth Management Group
•	Revenue up 13 percent from prior year
•	Net income up 29 percent from prior year
•	Private Bank revenue up 54 percent, net income up 85 percent from prior year
•	Private Bank average core deposits up 64 percent, average loans up 28 percent from prior year
•	WellsTrade® revenue up 42 percent from prior year
Online Banking
•	10.6 million active online consumers, up 14 percent from prior year; 67 percent of all consumer checking accounts are online
•	5.2 million online money movement customers, up 17 percent from prior year
•	1.1 million active online small business customers, up 20 percent from prior year
Wholesale Banking serves customers coast to coast, including middle market banking, corporate banking, commercial real estate, treasury management, asset-based lending, insurance brokerage, foreign exchange, trade services, specialized lending, equipment finance, corporate trust, capital markets activities and asset management.
Selected Financial Information

	Second Quarter		%
(in millions)	2008	2007	Change
Total revenue	$2,500	$2,309	8%
Provision for credit losses	245	1	NM
Noninterest expense	1,420	1,346	5
Net income	557	621	(10)

(in billions)
Average loans	107.6	81.4	32
Average assets	149.9	107.3	40
Average core deposits	65.8	57.5	14

   NM – Not meaningful
•	Record cross-sell of 6.3 products
•	Acquired insurance brokerages in Indiana, California and Missouri
•	Acquired premium finance company Flatiron Credit Company, Inc.
•	Acquired Transcap Associates, Inc. – factoring and trade finance business
“Current market conditions combined with our relationship banking model are giving us the opportunity to bring in new customers and do more business with our existing customers,” said Dave Hoyt, senior EVP, Wholesale Banking Group. “Our team continues to provide dependable, reliable and innovative financial products and services that businesses nationwide expect from Wells Fargo. We help our customers manage the risks in today’s environment. We now have 6.3 products per wholesale relationship. Our loan balances rose 32 percent and deposits rose 14 percent from the same period last year.
“We’re constantly working to strengthen our electronic infrastructure to compete in the digital world. Based on customer feedback, we added wire transfer services and image positive pay functionality to our patent pending CEO MobileSM service, the only browser-based mobile banking service for commercial customers.”

Wholesale Banking reported net income of $557 million in second quarter 2008, down $64 million from a year ago partly due to the $143 million credit reserve build. Revenue increased $191 million, driven by strong loan and deposit growth and higher fee income. Average loans grew to $107.6 billion, up 32 percent from a year ago, with double-digit increases across nearly all wholesale lending businesses. Average core deposits were $65.8 billion, up 14 percent from a year ago, all in interest-bearing balances. Noninterest income increased $59 million from second quarter 2007, including higher deposit service charges, foreign exchange, financial products and insurance revenue, offset by a lower level of commercial real estate brokerage and capital markets activity. Noninterest expense increased $74 million from a year ago, mainly due to higher personnel-related costs, including additional team members, as well as insurance commissions and expenses related to higher financial product sales. The provision for credit losses was $245 million, an increase of $244 million from second quarter 2007, and included $102 million from higher net charge-offs and $143 million of additional provision taken to build reserves for the wholesale portfolio.
Wells Fargo Financial offers consumer loans primarily through real estate-secured debt consolidation products, automobile financing, consumer and private-label credit cards and commercial services to consumers and businesses throughout the United States, Canada, Puerto Rico and the Pacific Rim.
Selected Financial Information

	Second Quarter		%
(in millions)	2008	2007	Change
Total revenue	$1,412	$1,411	--%
Provision for credit losses	771	366	111
Noninterest expense	703	791	(11)
Net income (loss)	(38)	156	NM

(in billions)
Average loans	68.0	64.0	6
Average assets	73.1	69.8	5

   NM – Not meaningful
•	Average loans of $68 billion, up 6 percent from second quarter 2007
•	Real estate-secured receivables up 16 percent to $28.7 billion
•	Auto finance receivables/operating leases down 10 percent to $27.5 billion
“Wells Fargo Financial lost $38 million this quarter reflecting higher credit costs, including a $265 million credit reserve build primarily driven by continued softening in the real estate market,” said Tom Shippee, Wells Fargo Financial CEO. “During the past 18 months, we’ve taken numerous actions to reduce credit risk and, in the process, right-size our expense base by curtailing higher-risk loan products and exiting certain higher-risk/lower-return businesses.
“In the first half of this year, we continued to tighten underwriting standards in our real estate, auto and credit cards businesses to effectively manage risk in this difficult credit environment. Our second quarter U.S. real estate originations were down 36 percent from a year ago and auto originations declined 40 percent as we intentionally shrank the U.S. auto portfolio. Our auto group is focusing on its core business of nonprime and near-prime lending through both the indirect and direct channels. We’re particularly pleased with the growth and performance of our direct auto channel, which we integrated into our consumer store network two years ago and now comprises 30 percent of our new auto originations in the U.S. We’ve decided to stop originating new auto leases effective the end of July. Second quarter lease volumes were approximately 6 percent of our total auto volume. The prime auto lease business is no longer a strategic fit for us, partly because the returns are not acceptable. However, we will continue to service our existing lease contracts.”
Second quarter revenue of $1.4 billion was flat from a year ago. Average loans increased 6 percent from second quarter 2007. The provision for credit losses increased $405 million from second quarter 2007, and included $265 million of additional provision taken to build reserves. Noninterest expense declined 11 percent from second quarter 2007.
Recorded Message
A recorded message reviewing Wells Fargo’s results is available at 5:30 a.m. Pacific Time through July 19, 2008. Dial 877-660-6853 (domestic) or 201-612-7415 (international). Enter account number 286 and conference ID 289469. The call is also available on the internet at www.wellsfargo.com/ir and http://www.investorcalendar.com/IC/CEPage.asp?ID=131297.
The following appears in accordance with the Private Securities Litigation Reform Act of 1995:
This news release contains forward-looking statements about the Company, including the statements that we believe we are one of the best positioned in financial services to grow through the current adversity and to build an even stronger company for our team members, customers, communities and shareholders, that the long-term benefits of the opportunities generated by the credit crisis to add attractive assets, add new customers and gain market share and wallet share could last beyond the peak in credit costs, and that we expect higher credit losses in the Home Equity and unsecured retail loan portfolios, as well as various statements of our beliefs and expectations for future credit quality and losses. Do not unduly rely on forward-looking statements. They give our expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date.
There are a number of factors that could cause results to differ significantly from our expectations, including further deterioration in the credit quality of our home equity, real estate, auto or other loan portfolios, or in the value of the collateral securing those loans, due to higher interest rates, increased unemployment, declining home or auto values, economic recession or other economic factors. For a discussion of factors that may cause actual results to differ from expectations, refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, and our Annual Report on Form 10-K for the year ended December 31, 2007, including information incorporated into the 10-K from our 2007 Annual Report to Stockholders, filed with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov.
Any factor described in this news release or in any document referred to in this news release could, by itself or together with one or more other factors, adversely affect the Company’s business, earnings and/or financial condition.
Wells Fargo & Company is a diversified financial services company with $609 billion in assets, providing banking, insurance, investments, mortgage and consumer finance through almost 6,000 stores and the internet (wellsfargo.com) across North America and elsewhere internationally. Wells Fargo Bank, N.A. is the only bank in the U.S., and one of only two banks worldwide, to have the highest possible credit rating from both Moody’s Investors Service, “Aaa,” and Standard & Poor’s Ratings Services, “AAA.”
# # #

Wells Fargo & Company and Subsidiaries
SUMMARY FINANCIAL DATA

	Quarter ended June 30,		%	Six months ended June 30,		%
($ in millions, except per share amounts)	2008	2007	Change	2008	2007	Change

For the Period
Net income	$1,753	$2,279	(23)%	$3,752	$4,523	(17)%
Diluted earnings per common share	0.53	0.67	(21)	1.13	1.33	(15)

Profitability ratios (annualized):
Net income to average total assets (ROA)	1.19%	1.82%	(35)	1.29%	1.85%	(30)
Net income to average stockholders’ equity (ROE)	14.58	19.57	(25)	15.71	19.63	(20)

Efficiency ratio (1)	51.1	57.9	(12)	51.4	58.2	(12)

Total revenue	$11,459	$9,891	16	$22,022	$19,332	14

Dividends declared per common share	0.31	0.28	11	0.62	0.56	11

Average common shares outstanding	3,309.8	3,351.2	(1)	3,306.1	3,363.5	(2)
Diluted average common shares outstanding	3,321.4	3,389.3	(2)	3,319.6	3,402.5	(2)

Average loans	$391,545	$331,970	18	$387,732	$326,729	19
Average assets	594,749	502,686	18	584,871	492,453	19
Average core deposits (2)	318,377	300,535	6	317,827	295,588	8
Average retail core deposits (3)	230,365	220,094	5	229,315	218,528	5

Net interest margin	4.92%	4.89%	1	4.81%	4.92%	(2)

At Period End
Securities available for sale	$91,331	$72,179	27	$91,331	$72,179	27
Loans	399,237	342,800	16	399,237	342,800	16
Allowance for loan losses	7,375	3,820	93	7,375	3,820	93
Goodwill	13,191	11,983	10	13,191	11,983	10
Assets	609,074	539,865	13	609,074	539,865	13
Core deposits (2)	310,410	300,602	3	310,410	300,602	3
Stockholders’ equity	47,964	47,239	2	47,964	47,239	2

Capital ratios:
Stockholders’ equity to assets	7.87%	8.75%	(10)	7.87%	8.75%	(10)
Risk-based capital (4)
Tier 1 capital	8.24	8.55	(4)	8.24	8.55	(4)
Total capital	11.23	11.71	(4)	11.23	11.71	(4)
Tier 1 leverage (4)	7.35	7.89	(7)	7.35	7.89	(7)

Book value per common share	$14.48	$14.05	3	$14.48	$14.05	3

Team members (active, full-time equivalent)	160,500	158,700	1	160,500	158,700	1

Common Stock Price
High	$32.40	$36.49	(11)	$34.56	$36.64	(6)
Low	23.46	33.93	(31)	23.46	33.01	(29)
Period end	23.75	35.17	(32)	23.75	35.17	(32)

(1)	The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).

(2)	Core deposits are noninterest-bearing deposits, interest-bearing checking, savings certificates, market rate and other savings, and certain foreign deposits (Eurodollar sweep balances).

(3)	Retail core deposits are total core deposits excluding Wholesale Banking core deposits and retail mortgage escrow deposits. To reflect the realignment of our corporate trust business from Community Banking into Wholesale Banking in first quarter 2008, balances for prior periods have been revised.

(4)	The June 30, 2008, ratios are preliminary.

Wells Fargo & Company and Subsidiaries
FIVE QUARTER SUMMARY FINANCIAL DATA

	Quarter ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
($ in millions, except per share amounts)	2008	2008	2007	2007	2007

For the Quarter
Net income	$1,753	$1,999	$1,361	$2,173	$2,279
Diluted earnings per common share	0.53	0.60	0.41	0.64	0.67

Profitability ratios (annualized):
Net income to average total assets (ROA)	1.19%	1.40%	0.97%	1.59%	1.82%
Net income to average stockholders’ equity (ROE)	14.58	16.86	11.25	18.22	19.57

Efficiency ratio (1)	51.1	51.7	57.8	57.5	57.9

Total revenue	$11,459	$10,563	$10,205	$9,853	$9,891

Dividends declared per common share	0.31	0.31	0.31	0.31	0.28

Average common shares outstanding	3,309.8	3,302.4	3,327.6	3,339.6	3,351.2
Diluted average common shares outstanding	3,321.4	3,317.9	3,352.2	3,374.0	3,389.3

Average loans	$391,545	$383,919	$374,372	$350,683	$331,970
Average assets	594,749	574,994	555,647	541,533	502,686
Average core deposits (2)	318,377	317,278	314,808	306,135	300,535
Average retail core deposits (3)	230,365	228,448	226,180	220,984	220,094

Net interest margin	4.92%	4.69%	4.62%	4.55%	4.89%

At Quarter End
Securities available for sale	$91,331	$81,787	$72,951	$57,440	$72,179
Loans	399,237	386,333	382,195	362,922	342,800
Allowance for loan losses	7,375	5,803	5,307	3,829	3,820
Goodwill	13,191	13,148	13,106	12,018	11,983
Assets	609,074	595,221	575,442	548,727	539,865
Core deposits (2)	310,410	327,360	311,731	303,853	300,602
Stockholders’ equity	47,964	48,159	47,628	47,566	47,239

Capital ratios:
Stockholders’ equity to assets	7.87%	8.09%	8.28%	8.67%	8.75%
Risk-based capital (4)
Tier 1 capital	8.24	7.92	7.59	8.17	8.55
Total capital	11.23	11.01	10.68	11.07	11.71
Tier 1 leverage (4)	7.35	7.04	6.83	7.26	7.89

Book value per common share	$14.48	$14.58	$14.45	$14.30	$14.05

Team members (active, full-time equivalent)	160,500	160,900	159,800	158,800	158,700

Common Stock Price
High	$32.40	$34.56	$37.78	$37.99	$36.49
Low	23.46	24.38	29.29	32.66	33.93
Period end	23.75	29.10	30.19	35.62	35.17

(1)	The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).

(2)	Core deposits are noninterest-bearing deposits, interest-bearing checking, savings certificates, market rate and other savings, and certain foreign deposits (Eurodollar sweep balances).

(3)	Retail core deposits are total core deposits excluding Wholesale Banking core deposits and retail mortgage escrow deposits. To reflect the realignment of our corporate trust business from Community Banking into Wholesale Banking in first quarter 2008, balances for prior periods have been revised.

(4)	The June 30, 2008, ratios are preliminary.

Wells Fargo & Company and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME

	Quarter ended June 30,		%	Six months ended June 30,		%
(in millions, except per share amounts)	2008	2007	Change	2008	2007	Change

INTEREST INCOME
Trading assets	$38	$47	(19)%	$85	$100	(15)%
Securities available for sale	1,224	752	63	2,356	1,438	64
Mortgages held for sale	423	578	(27)	817	1,108	(26)
Loans held for sale	10	17	(41)	22	32	(31)
Loans	6,806	7,100	(4)	14,018	13,864	1
Other interest income	46	79	(42)	98	170	(42)

Total interest income	8,547	8,573	—	17,396	16,712	4

INTEREST EXPENSE
Deposits	1,063	1,941	(45)	2,657	3,798	(30)
Short-term borrowings	357	265	35	782	401	95
Long-term debt	849	1,171	(27)	1,919	2,307	(17)

Total interest expense	2,269	3,377	(33)	5,358	6,506	(18)

NET INTEREST INCOME	6,278	5,196	21	12,038	10,206	18
Provision for credit losses	3,012	720	318	5,040	1,435	251

Net interest income after provision for credit losses	3,266	4,476	(27)	6,998	8,771	(20)

NONINTEREST INCOME
Service charges on deposit accounts	800	740	8	1,548	1,425	9
Trust and investment fees	762	839	(9)	1,525	1,570	(3)
Card fees	588	517	14	1,146	987	16
Other fees	511	638	(20)	1,010	1,149	(12)
Mortgage banking	1,197	689	74	1,828	1,479	24
Operating leases	120	187	(36)	263	379	(31)
Insurance	550	432	27	1,054	831	27
Net gains (losses) on debt securities available for sale	(91)	(42)	117	232	(11)	NM
Net gains from equity investments	46	242	(81)	359	339	6
Other	698	453	54	1,019	978	4

Total noninterest income	5,181	4,695	10	9,984	9,126	9

NONINTEREST EXPENSE
Salaries	2,030	1,907	6	4,014	3,774	6
Incentive compensation	806	900	(10)	1,450	1,642	(12)
Employee benefits	593	581	2	1,180	1,246	(5)
Equipment	305	292	4	653	629	4
Net occupancy	400	369	8	799	734	9
Operating leases	102	148	(31)	218	301	(28)
Other	1,624	1,530	6	3,008	2,927	3

Total noninterest expense	5,860	5,727	2	11,322	11,253	1

INCOME BEFORE INCOME TAX EXPENSE	2,587	3,444	(25)	5,660	6,644	(15)
Income tax expense	834	1,165	(28)	1,908	2,121	(10)

NET INCOME	$1,753	$2,279	(23)	$3,752	$4,523	(17)

EARNINGS PER COMMON SHARE	$0.53	$0.68	(22)	$1.13	$1.34	(16)

DILUTED EARNINGS PER COMMON SHARE	$0.53	$0.67	(21)	$1.13	$1.33	(15)

DIVIDENDS DECLARED PER COMMON SHARE	$0.31	$0.28	11	$0.62	$0.56	11

Average common shares outstanding	3,309.8	3,351.2	(1)	3,306.1	3,363.5	(2)
Diluted average common shares outstanding	3,321.4	3,389.3	(2)	3,319.6	3,402.5	(2)

NM - Not meaningful

Wells Fargo & Company and Subsidiaries
FIVE QUARTER CONSOLIDATED STATEMENT OF INCOME

	Quarter ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(in millions, except per share amounts)	2008	2008	2007	2007	2007

INTEREST INCOME
Trading assets	$38	$47	$36	$37	$47
Securities available for sale	1,224	1,132	981	1,032	752
Mortgages held for sale	423	394	456	586	578
Loans held for sale	10	12	19	19	17
Loans	6,806	7,212	7,699	7,477	7,100
Other interest income	46	52	51	72	79

Total interest income	8,547	8,849	9,242	9,223	8,573

INTEREST EXPENSE
Deposits	1,063	1,594	2,136	2,218	1,941
Short-term borrowings	357	425	380	464	265
Long-term debt	849	1,070	1,238	1,261	1,171

Total interest expense	2,269	3,089	3,754	3,943	3,377

NET INTEREST INCOME	6,278	5,760	5,488	5,280	5,196
Provision for credit losses	3,012	2,028	2,612	892	720

Net interest income after provision for credit losses	3,266	3,732	2,876	4,388	4,476

NONINTEREST INCOME
Service charges on deposit accounts	800	748	788	837	740
Trust and investment fees	762	763	802	777	839
Card fees	588	558	588	561	517
Other fees	511	499	577	566	638
Mortgage banking	1,197	631	831	823	689
Operating leases	120	143	153	171	187
Insurance	550	504	370	329	432
Net gains (losses) on debt securities available for sale	(91)	323	60	160	(42)
Net gains from equity investments	46	313	222	173	242
Other	698	321	326	176	453

Total noninterest income	5,181	4,803	4,717	4,573	4,695

NONINTEREST EXPENSE
Salaries	2,030	1,984	2,055	1,933	1,907
Incentive compensation	806	644	840	802	900
Employee benefits	593	587	558	518	581
Equipment	305	348	370	295	292
Net occupancy	400	399	413	398	369
Operating leases	102	116	124	136	148
Other	1,624	1,384	1,540	1,589	1,530

Total noninterest expense	5,860	5,462	5,900	5,671	5,727

INCOME BEFORE INCOME TAX EXPENSE	2,587	3,073	1,693	3,290	3,444
Income tax expense	834	1,074	332	1,117	1,165

NET INCOME	$1,753	$1,999	$1,361	$2,173	$2,279

EARNINGS PER COMMON SHARE	$0.53	$0.61	$0.41	$0.65	$0.68

DILUTED EARNINGS PER COMMON SHARE	$0.53	$0.60	$0.41	$0.64	$0.67

DIVIDENDS DECLARED PER COMMON SHARE	$0.31	$0.31	$0.31	$0.31	$0.28

Average common shares outstanding	3,309.8	3,302.4	3,327.6	3,339.6	3,351.2
Diluted average common shares outstanding	3,321.4	3,317.9	3,352.2	3,374.0	3,389.3

Wells Fargo & Company and Subsidiaries
CONSOLIDATED BALANCE SHEET

					% Change
				June 30, 2008 from
	June 30,	Dec. 31,	June 30,	Dec. 31,	June 30,
(in millions, except shares)	2008	2007	2007	2007	2007

ASSETS
Cash and due from banks	$13,610	$14,757	$12,714	(8)%	7%
Federal funds sold, securities purchased under resale agreements and other short-term investments	4,088	2,754	5,163	48	(21)
Trading assets	9,681	7,727	7,289	25	33
Securities available for sale	91,331	72,951	72,179	25	27
Mortgages held for sale (includes $22,940, $24,998 and $30,175 carried at fair value)	25,234	26,815	34,580	(6)	(27)
Loans held for sale	680	948	887	(28)	(23)

Loans	399,237	382,195	342,800	4	16
Allowance for loan losses	(7,375)	(5,307)	(3,820)	39	93

Net loans	391,862	376,888	338,980	4	16

Mortgage servicing rights:
Measured at fair value (residential MSRs)	19,333	16,763	18,733	15	3
Amortized	442	466	418	(5)	6
Premises and equipment, net	5,033	5,122	4,973	(2)	1
Goodwill	13,191	13,106	11,983	1	10
Other assets	34,589	37,145	31,966	(7)	8

Total assets	$609,074	$575,442	$539,865	6	13

LIABILITIES
Noninterest-bearing deposits	$85,062	$84,348	$89,809	1	(5)
Interest-bearing deposits	254,062	260,112	234,934	(2)	8

Total deposits	339,124	344,460	324,743	(2)	4
Short-term borrowings	86,139	53,255	40,838	62	111
Accrued expenses and other liabilities	31,919	30,706	33,215	4	(4)
Long-term debt	103,928	99,393	93,830	5	11

Total liabilities	561,110	527,814	492,626	6	14

STOCKHOLDERS’ EQUITY
Preferred stock	723	450	637	61	14
Common stock - $1-2/3 par value, authorized 6,000,000,000 shares; issued 3,472,762,050 shares	5,788	5,788	5,788	--	--
Additional paid-in capital	8,266	8,212	8,027	1	3
Retained earnings	40,534	38,970	37,603	4	8
Cumulative other comprehensive income (loss)	(1,060)	725	(236)	NM	349
Treasury stock - 160,801,351 shares, 175,659,842 shares and 110,551,965 shares	(5,516)	(6,035)	(3,898)	(9)	42
Unearned ESOP shares	(771)	(482)	(682)	60	13

Total stockholders’ equity	47,964	47,628	47,239	1	2

Total liabilities and stockholders’ equity	$609,074	$575,442	$539,865	6	13

NM - Not meaningful

Wells Fargo & Company and Subsidiaries
FIVE QUARTER CONSOLIDATED BALANCE SHEET

	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(in millions)	2008	2008	2007	2007	2007

ASSETS
Cash and due from banks	$13,610	$13,146	$14,757	$12,200	$12,714
Federal funds sold, securities purchased under resale agreements and other short-term investments	4,088	4,171	2,754	4,546	5,163
Trading assets	9,681	8,893	7,727	7,298	7,289
Securities available for sale	91,331	81,787	72,951	57,440	72,179
Mortgages held for sale	25,234	29,708	26,815	29,699	34,580
Loans held for sale	680	813	948	1,011	887

Loans	399,237	386,333	382,195	362,922	342,800
Allowance for loan losses	(7,375)	(5,803)	(5,307)	(3,829)	(3,820)

Net loans	391,862	380,530	376,888	359,093	338,980

Mortgage servicing rights:
Measured at fair value (residential MSRs)	19,333	14,956	16,763	18,223	18,733
Amortized	442	455	466	460	418
Premises and equipment, net	5,033	5,056	5,122	5,002	4,973
Goodwill	13,191	13,148	13,106	12,018	11,983
Other assets	34,589	42,558	37,145	41,737	31,966

Total assets	$609,074	$595,221	$575,442	$548,727	$539,865

LIABILITIES
Noninterest-bearing deposits	$85,062	$90,793	$84,348	$82,365	$89,809
Interest-bearing deposits	254,062	267,351	260,112	252,591	234,934

Total deposits	339,124	358,144	344,460	334,956	324,743
Short-term borrowings	86,139	53,983	53,255	41,729	40,838
Accrued expenses and other liabilities	31,919	31,760	30,706	28,884	33,215
Long-term debt	103,928	103,175	99,393	95,592	93,830

Total liabilities	561,110	547,062	527,814	501,161	492,626

STOCKHOLDERS’ EQUITY
Preferred stock	723	837	450	545	637
Common stock	5,788	5,788	5,788	5,788	5,788
Additional paid-in capital	8,266	8,259	8,212	8,089	8,027
Retained earnings	40,534	39,896	38,970	38,645	37,603
Cumulative other comprehensive income (loss)	(1,060)	120	725	291	(236)
Treasury stock	(5,516)	(5,850)	(6,035)	(5,209)	(3,898)
Unearned ESOP shares	(771)	(891)	(482)	(583)	(682)

Total stockholders’ equity	47,964	48,159	47,628	47,566	47,239

Total liabilities and stockholders’ equity	$609,074	$595,221	$575,442	$548,727	$539,865

Wells Fargo & Company and Subsidiaries
FIVE QUARTER AVERAGE BALANCES

	Quarter ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(in millions)	2008	2008	2007	2007	2007

EARNING ASSETS
Federal funds sold, securities purchased under resale agreements and other short-term investments	$3,853	$3,888	$2,972	$4,219	$4,849
Trading assets	4,915	5,129	4,248	4,043	4,572
Debt securities available for sale:
Securities of U.S. Treasury and federal agencies	1,050	975	926	871	839
Securities of U.S. states and political subdivisions	7,038	6,290	5,995	5,021	4,383
Mortgage-backed securities:
Federal agencies	40,630	36,097	35,434	52,681	35,406
Private collateralized mortgage obligations	22,419	20,994	14,270	4,026	3,816

Total mortgage-backed securities	63,049	57,091	49,704	56,707	39,222
Other debt securities (1)	13,600	10,825	8,465	5,822	5,090

Total debt securities available for sale (1)	84,737	75,181	65,090	68,421	49,534
Mortgages held for sale (2)	28,004	26,273	28,327	35,552	36,060
Loans held for sale (2)	734	647	965	960	864
Loans:
Commercial and commercial real estate:
Commercial	95,263	91,085	86,958	79,713	73,932
Other real estate mortgage	39,977	37,426	35,863	32,641	31,736
Real estate construction	19,213	18,932	18,510	16,914	16,393
Lease financing	7,087	6,825	6,583	6,026	5,559

Total commercial and commercial real estate	161,540	154,268	147,914	135,294	127,620
Consumer:
Real estate 1-4 family first mortgage	73,663	72,308	69,262	63,929	58,283
Real estate 1-4 family junior lien mortgage	75,018	75,263	75,272	73,476	70,390
Credit card	19,037	18,776	17,689	16,261	14,950
Other revolving credit and installment	54,842	55,910	56,546	54,165	53,464

Total consumer	222,560	222,257	218,769	207,831	197,087
Foreign	7,445	7,394	7,689	7,558	7,263

Total loans (2)	391,545	383,919	374,372	350,683	331,970
Other	2,033	1,825	1,552	1,396	1,329

Total earning assets	$515,821	$496,862	$477,526	$465,274	$429,178

FUNDING SOURCES
Deposits:
Interest-bearing checking	$5,487	$5,226	$5,254	$5,160	$5,193
Market rate and other savings	161,760	159,865	156,260	149,194	145,185
Savings certificates	37,634	41,915	42,560	41,080	39,729
Other time deposits	5,773	4,763	10,874	10,948	4,574
Deposits in foreign offices	51,884	46,641	44,991	41,326	32,841

Total interest-bearing deposits	262,538	258,410	259,939	247,708	227,522
Short-term borrowings	66,537	52,970	34,074	36,415	21,066
Long-term debt	100,552	100,686	98,012	94,686	90,931

Total interest-bearing liabilities	429,627	412,066	392,025	378,809	339,519
Portion of noninterest-bearing funding sources	86,194	84,796	85,501	86,465	89,659

Total funding sources	$515,821	$496,862	$477,526	$465,274	$429,178

NONINTEREST-EARNING ASSETS
Cash and due from banks	$10,875	$11,648	$12,127	$11,579	$11,655
Goodwill	13,171	13,161	13,091	12,008	11,435
Other	54,882	53,323	52,903	52,672	50,418

Total noninterest-earning assets	$78,928	$78,132	$78,121	$76,259	$73,508

NONINTEREST-BEARING FUNDING SOURCES
Deposits	$88,041	$84,886	$86,632	$88,991	$91,256
Other liabilities	28,723	30,348	29,019	26,413	25,221
Stockholders’ equity	48,358	47,694	47,971	47,320	46,690
Noninterest-bearing funding sources used to fund earning assets	(86,194)	(84,796)	(85,501)	(86,465)	(89,659)

Net noninterest-bearing funding sources	$78,928	$78,132	$78,121	$76,259	$73,508

TOTAL ASSETS	$594,749	$574,994	$555,647	$541,533	$502,686

(1)	Includes certain preferred securities.

(2)	Nonaccrual loans are included in their respective loan categories.

Wells Fargo & Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Six months ended June 30,
(in millions)	2008	2007

Balance, beginning of period	$47,628	$45,814
Cumulative effect from adoption of:
FSP13-2 (1)	--	(71)
EITF 06-4 and 06-10 (2)	(20)	--
FAS 158 change of measurement date (3)	(8)	--
Net income	3,752	4,523
Other comprehensive income (loss), net of tax, related to:
Translation adjustments	(6)	12
Investment securities and other interests held	(1,732)	(533)
Derivative instruments and hedging activities	(49)	(29)
Defined benefit pension plans	2	12
Common stock issued	608	995
Common stock issued for acquisitions	--	646
Common stock repurchased	(520)	(2,689)
Preferred stock released to ESOP	248	231
Common stock dividends	(2,050)	(1,885)
Other, net	111	213

Balance, end of period	$47,964	$47,239

(1)	Financial Accounting Standards Board Staff Position 13-2, Accounting for a Change or Projected Change in the Timing of Cash Flows Related to Income Taxes Generated by a Leveraged Lease Transaction.

(2)	Emerging Issues Task Force (EITF) Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements, and Issue No. 06-10, Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements.

(3)	Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R).

Wells Fargo & Company and Subsidiaries
FIVE QUARTER LOANS

	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(in millions)	2008	2008	2007	2007	2007

Commercial and commercial real estate:
Commercial	$99,188	$92,589	$90,468	$82,598	$77,560
Other real estate mortgage	41,753	38,415	36,747	33,227	32,336
Real estate construction	19,528	18,885	18,854	17,301	16,552
Lease financing	7,160	6,885	6,772	6,089	5,979

Total commercial and commercial real estate	167,629	156,774	152,841	139,215	132,427
Consumer:
Real estate 1-4 family first mortgage	74,829	73,321	71,415	66,877	61,177
Real estate 1-4 family junior lien mortgage	75,261	74,840	75,565	74,632	72,398
Credit card	19,429	18,677	18,762	17,129	15,567
Other revolving credit and installment	54,575	55,505	56,171	57,180	53,701

Total consumer	224,094	222,343	221,913	215,818	202,843
Foreign	7,514	7,216	7,441	7,889	7,530

Total loans (net of unearned income)	$399,237	$386,333	$382,195	$362,922	$342,800

FIVE QUARTER NONACCRUAL LOANS AND OTHER ASSETS

	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(in millions)	2008	2008	2007	2007	2007

Nonaccrual loans:
Commercial and commercial real estate:
Commercial	$685	$588	$432	$399	$395
Other real estate mortgage	198	152	128	133	129
Real estate construction	563	438	293	188	81
Lease financing	59	57	45	38	29

Total commercial and commercial real estate	1,505	1,235	898	758	634
Consumer:
Real estate 1-4 family first mortgage (1)	1,638	1,398	1,272	886	663
Real estate 1-4 family junior lien mortgage	668	381	280	238	228
Other revolving credit and installment	207	196	184	160	155

Total consumer	2,513	1,975	1,736	1,284	1,046
Foreign	55	49	45	46	53

Total nonaccrual loans	4,073	3,259	2,679	2,088	1,733
As a percentage of total loans	1.02%	0.84%	0.70%	0.58%	0.51%

Foreclosed assets:
GNMA loans (2)	535	578	535	487	423
Other	595	637	649	603	554
Real estate and other nonaccrual investments (3)	24	21	5	5	5

Total nonaccrual loans and other assets	$5,227	$4,495	$3,868	$3,183	$2,715

As a percentage of total loans	1.31%	1.16%	1.01%	0.88%	0.79%

(1)	Includes nonaccrual mortgages held for sale.

(2)	Consistent with regulatory reporting requirements, foreclosed real estate securing Government National Mortgage Association (GNMA) loans is classified as nonperforming. Both principal and interest for GNMA loans secured by the foreclosed real estate are collectible because the GNMA loans are insured by the Federal Housing Administration or guaranteed by the Department of Veterans Affairs.

(3)	Includes real estate investments (contingent interest loans accounted for as investments) that would be classified as nonaccrual if these assets were recorded as loans.

Wells Fargo & Company and Subsidiaries
CHANGES IN THE ALLOWANCE FOR CREDIT LOSSES

	Quarter ended			Six months ended
	June 30,	Mar. 31,	June 30,	June 30,	June 30,
(in millions)	2008	2008	2007	2008	2007

Balance, beginning of period	$6,013	$5,518	$3,965	$5,518	$3,964

Provision for credit losses	3,012	2,028	720	5,040	1,435

Loan charge-offs:
Commercial and commercial real estate:
Commercial	(333)	(259)	(127)	(592)	(253)
Other real estate mortgage	(6)	(4)	(1)	(10)	(2)
Real estate construction	(28)	(29)	(2)	(57)	(2)
Lease financing	(13)	(12)	(9)	(25)	(16)

Total commercial and commercial real estate	(380)	(304)	(139)	(684)	(273)
Consumer:
Real estate 1-4 family first mortgage	(103)	(81)	(25)	(184)	(49)
Real estate 1-4 family junior lien mortgage	(352)	(455)	(107)	(807)	(190)
Credit card	(369)	(313)	(191)	(682)	(374)
Other revolving credit and installment	(488)	(543)	(434)	(1,031)	(908)

Total consumer	(1,312)	(1,392)	(757)	(2,704)	(1,521)
Foreign	(58)	(68)	(64)	(126)	(126)

Total loan charge-offs	(1,750)	(1,764)	(960)	(3,514)	(1,920)

Loan recoveries:
Commercial and commercial real estate:
Commercial	32	31	25	63	49
Other real estate mortgage	2	1	3	3	5
Real estate construction	1	1	--	2	1
Lease financing	3	3	4	6	9

Total commercial and commercial real estate	38	36	32	74	64
Consumer:
Real estate 1-4 family first mortgage	7	6	6	13	12
Real estate 1-4 family junior lien mortgage	18	17	16	35	25
Credit card	40	38	30	78	61
Other revolving credit and installment	121	125	139	246	288

Total consumer	186	186	191	372	386
Foreign	14	14	17	28	35

Total loan recoveries	238	236	240	474	485

Net loan charge-offs	(1,512)	(1,528)	(720)	(3,040)	(1,435)

Allowances related to business combinations/other	4	(5)	42	(1)	43

Balance, end of period	$7,517	$6,013	$4,007	$7,517	$4,007

Components:
Allowance for loan losses	$7,375	$5,803	$3,820	$7,375	$3,820
Reserve for unfunded credit commitments	142	210	187	142	187

Allowance for credit losses	$7,517	$6,013	$4,007	$7,517	$4,007

Net loan charge-offs (annualized) as a percentage of average total loans	1.55%	1.60%	0.87%	1.58%	0.89%

Wells Fargo & Company and Subsidiaries
FIVE QUARTER CHANGES IN THE ALLOWANCE FOR CREDIT LOSSES

	Quarter ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(in millions)	2008	2008	2007	2007	2007

Balance, beginning of quarter	$6,013	$5,518	$4,018	$4,007	$3,965

Provision for credit losses	3,012	2,028	2,612	892	720

Loan charge-offs:
Commercial and commercial real estate:
Commercial	(333)	(259)	(221)	(155)	(127)
Other real estate mortgage	(6)	(4)	(4)	--	(1)
Real estate construction	(28)	(29)	(9)	(3)	(2)
Lease financing	(13)	(12)	(9)	(8)	(9)

Total commercial and commercial real estate	(380)	(304)	(243)	(166)	(139)
Consumer:
Real estate 1-4 family first mortgage	(103)	(81)	(38)	(22)	(25)
Real estate 1-4 family junior lien mortgage	(352)	(455)	(291)	(167)	(107)
Credit card	(369)	(313)	(253)	(205)	(191)
Other revolving credit and installment	(488)	(543)	(532)	(473)	(434)

Total consumer	(1,312)	(1,392)	(1,114)	(867)	(757)
Foreign	(58)	(68)	(70)	(69)	(64)

Total loan charge-offs	(1,750)	(1,764)	(1,427)	(1,102)	(960)

Loan recoveries:
Commercial and commercial real estate:
Commercial	32	31	35	35	25
Other real estate mortgage	2	1	1	2	3
Real estate construction	1	1	--	1	--
Lease financing	3	3	5	3	4

Total commercial and commercial real estate	38	36	41	41	32
Consumer:
Real estate 1-4 family first mortgage	7	6	4	6	6
Real estate 1-4 family junior lien mortgage	18	17	14	14	16
Credit card	40	38	30	29	30
Other revolving credit and installment	121	125	111	105	139

Total consumer	186	186	159	154	191
Foreign	14	14	15	15	17

Total loan recoveries	238	236	215	210	240

Net loan charge-offs	(1,512)	(1,528)	(1,212)	(892)	(720)

Allowances related to business combinations/other	4	(5)	100	11	42

Balance, end of quarter	$7,517	$6,013	$5,518	$4,018	$4,007

Components:
Allowance for loan losses	$7,375	$5,803	$5,307	$3,829	$3,820
Reserve for unfunded credit commitments	142	210	211	189	187

Allowance for credit losses	$7,517	$6,013	$5,518	$4,018	$4,007

Net loan charge-offs (annualized) as a percentage of average total loans	1.55%	1.60%	1.28%	1.01%	0.87%

Allowance for loan losses as a percentage of:
Total loans	1.85%	1.50%	1.39%	1.06%	1.11%
Nonaccrual loans	181	178	198	183	220
Nonaccrual loans and other assets	141	129	137	120	141

Allowance for credit losses as a percentage of:
Total loans	1.88%	1.56%	1.44%	1.11%	1.17%
Nonaccrual loans	185	185	206	192	231
Nonaccrual loans and other assets	144	134	143	126	148

Wells Fargo & Company and Subsidiaries
NONINTEREST INCOME

	Quarter ended June 30,		%	Six months ended June 30,		%
(in millions)	2008	2007	Change	2008	2007	Change

Service charges on deposit accounts	$800	$740	8%	$1,548	$1,425	9%

Trust and investment fees:
Trust, investment and IRA fees	566	610	(7)	1,125	1,147	(2)
Commissions and all other fees	196	229	(14)	400	423	(5)

Total trust and investment fees	762	839	(9)	1,525	1,570	(3)

Card fees	588	517	14	1,146	987	16

Other fees:
Cash network fees	47	50	(6)	95	95	--
Charges and fees on loans	251	253	(1)	499	491	2
All other fees	213	335	(36)	416	563	(26)

Total other fees	511	638	(20)	1,010	1,149	(12)

Mortgage banking:
Servicing income, net	221	(45)	NM	494	171	189
Net gains on mortgage loan origination/sales activities	876	635	38	1,143	1,130	1
All other	100	99	1	191	178	7

Total mortgage banking	1,197	689	74	1,828	1,479	24

Operating leases	120	187	(36)	263	379	(31)
Insurance	550	432	27	1,054	831	27
Net gains from trading activities	516	260	98	619	525	18
Net gains (losses) on debt securities available for sale	(91)	(42)	117	232	(11)	NM
Net gains from equity investments	46	242	(81)	359	339	6
All other	182	193	(6)	400	453	(12)

Total	$5,181	$4,695	10	$9,984	$9,126	9

NONINTEREST EXPENSE

	Quarter ended June 30,		%	Six months ended June 30,		%
(in millions)	2008	2007	Change	2008	2007	Change

Salaries	$2,030	$1,907	6%	$4,014	$3,774	6%
Incentive compensation	806	900	(10)	1,450	1,642	(12)
Employee benefits	593	581	2	1,180	1,246	(5)
Equipment	305	292	4	653	629	4
Net occupancy	400	369	8	799	734	9
Operating leases	102	148	(31)	218	301	(28)
Outside professional services	212	235	(10)	383	427	(10)
Outside data processing	122	121	1	231	232	--
Travel and entertainment	112	118	(5)	217	227	(4)
Contract services	104	113	(8)	212	231	(8)
Operating losses (reduction in losses)	56	57	(2)	(17)	144	NM
Insurance	206	148	39	367	276	33
Advertising and promotion	104	113	(8)	189	204	(7)
Postage	84	85	(1)	173	172	1
Telecommunications	82	81	1	160	162	(1)
Stationery and supplies	54	52	4	106	105	1
Security	45	44	2	89	87	2
Core deposit intangibles	31	27	15	62	53	17
All other	412	336	23	836	607	38

Total	$5,860	$5,727	2	$11,322	$11,253	1

NM - Not meaningful

Wells Fargo & Company and Subsidiaries
FIVE QUARTER NONINTEREST INCOME

	Quarter ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(in millions)	2008	2008	2007	2007	2007

Service charges on deposit accounts	$800	$748	$788	$837	$740

Trust and investment fees:
Trust, investment and IRA fees	566	559	585	573	610
Commissions and all other fees	196	204	217	204	229

Total trust and investment fees	762	763	802	777	839

Card fees	588	558	588	561	517

Other fees:
Cash network fees	47	48	47	51	50
Charges and fees on loans	251	248	274	246	253
All other fees	213	203	256	269	335

Total other fees	511	499	577	566	638

Mortgage banking:
Servicing income, net	221	273	543	797	(45)
Net gains (losses) on mortgage loan origination/sales activities	876	267	220	(61)	635
All other	100	91	68	87	99

Total mortgage banking	1,197	631	831	823	689

Operating leases	120	143	153	171	187
Insurance	550	504	370	329	432
Net gains (losses) from trading activities	516	103	62	(43)	260
Net gains (losses) on debt securities available for sale	(91)	323	60	160	(42)
Net gains from equity investments	46	313	222	173	242
All other	182	218	264	219	193

Total	$5,181	$4,803	$4,717	$4,573	$4,695

FIVE QUARTER NONINTEREST EXPENSE

	Quarter ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(in millions)	2008	2008	2007	2007	2007

Salaries	$2,030	$1,984	$2,055	$1,933	$1,907
Incentive compensation	806	644	840	802	900
Employee benefits	593	587	558	518	581
Equipment	305	348	370	295	292
Net occupancy	400	399	413	398	369
Operating leases	102	116	124	136	148
Outside professional services	212	171	250	222	235
Outside data processing	122	109	127	123	121
Travel and entertainment	112	105	134	113	118
Contract services	104	108	114	103	113
Operating losses (reduction in losses)	56	(73)	68	225	57
Insurance	206	161	59	81	148
Advertising and promotion	104	85	100	108	113
Postage	84	89	85	88	85
Telecommunications	82	78	80	79	81
Stationery and supplies	54	52	61	54	52
Security	45	44	47	42	44
Core deposit intangibles	31	31	32	28	27
All other	412	424	383	323	336

Total	$5,860	$5,462	$5,900	$5,671	$5,727

Wells Fargo & Company and Subsidiaries
AVERAGE BALANCES, YIELDS AND RATES PAID (TAXABLE-EQUIVALENT BASIS) (1)(2)

	Quarter ended June 30,
	2008			2007
			Interest			Interest
	Average	Yields/	income/	Average	Yields/	income/
(in millions)	balance	rates	expense	balance	rates	expense

EARNING ASSETS
Federal funds sold, securities purchased under resale agreements and other short-term investments	$3,853	2.32%	$22	$4,849	5.09%	$61
Trading assets	4,915	3.24	39	4,572	4.83	55
Debt securities available for sale (3):
Securities of U.S. Treasury and federal agencies	1,050	3.77	10	839	4.28	9
Securities of U.S. states and political subdivisions	7,038	6.62	118	4,383	7.42	79
Mortgage-backed securities:
Federal agencies	40,630	5.92	588	35,406	6.09	533
Private collateralized mortgage obligations	22,419	5.87	340	3,816	6.41	61

Total mortgage-backed securities	63,049	5.90	928	39,222	6.13	594
Other debt securities (4)	13,600	6.30	226	5,090	7.61	96

Total debt securities available for sale (4)	84,737	6.00	1,282	49,534	6.36	778
Mortgages held for sale (5)	28,004	6.04	423	36,060	6.42	578
Loans held for sale (5)	734	5.63	10	864	7.74	17
Loans:
Commercial and commercial real estate:
Commercial	95,263	6.09	1,444	73,932	8.31	1,531
Other real estate mortgage	39,977	5.77	573	31,736	7.48	592
Real estate construction	19,213	5.01	240	16,393	7.97	326
Lease financing	7,087	5.64	100	5,559	5.95	83

Total commercial and commercial real estate	161,540	5.86	2,357	127,620	7.96	2,532
Consumer:
Real estate 1-4 family first mortgage	73,663	6.79	1,250	58,283	7.36	1,071
Real estate 1-4 family junior lien mortgage	75,018	6.68	1,246	70,390	8.20	1,440
Credit card	19,037	11.81	561	14,950	14.46	540
Other revolving credit and installment	54,842	8.78	1,198	53,464	9.78	1,303

Total consumer	222,560	7.67	4,255	197,087	8.85	4,354
Foreign	7,445	10.61	197	7,263	12.00	218

Total loans (5)	391,545	6.98	6,809	331,970	8.58	7,104
Other	2,033	4.47	24	1,329	5.23	18

Total earning assets	$515,821	6.69	8,609	$429,178	8.05	8,611

FUNDING SOURCES
Deposits:
Interest-bearing checking	$5,487	1.18	16	$5,193	3.24	42
Market rate and other savings	161,760	1.21	486	145,185	2.82	1,022
Savings certificates	37,634	3.06	287	39,729	4.38	433
Other time deposits	5,773	2.72	38	4,574	4.82	55
Deposits in foreign offices	51,884	1.83	236	32,841	4.75	389

Total interest-bearing deposits	262,538	1.63	1,063	227,522	3.42	1,941
Short-term borrowings	66,537	2.16	357	21,066	5.06	265
Long-term debt	100,552	3.41	856	90,931	5.17	1,174

Total interest-bearing liabilities	429,627	2.13	2,276	339,519	3.99	3,380
Portion of noninterest-bearing funding sources	86,194	--	--	89,659	--	--

Total funding sources	$515,821	1.77	2,276	$429,178	3.16	3,380

Net interest margin and net interest income on a taxable-equivalent basis (6)		4.92%	$6,333		4.89%	$5,231

NONINTEREST-EARNING ASSETS
Cash and due from banks	$10,875			$11,655
Goodwill	13,171			11,435
Other	54,882			50,418

Total noninterest-earning assets	$78,928			$73,508

NONINTEREST-BEARING FUNDING SOURCES
Deposits	$88,041			$91,256
Other liabilities	28,723			25,221
Stockholders’ equity	48,358			46,690
Noninterest-bearing funding sources used to fund earning assets	(86,194)			(89,659)

Net noninterest-bearing funding sources	$78,928			$73,508

TOTAL ASSETS	$594,749			$502,686

(1)	Our average prime rate was 5.08% and 8.25% for the quarters ended June 30, 2008 and 2007, respectively. The average three-month London Interbank Offered Rate (LIBOR) was 2.75% and 5.36% for the same quarters, respectively.

(2)	Interest rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.

(3)	Yields are based on amortized cost balances computed on a settlement date basis.

(4)	Includes certain preferred securities.

(5)	Nonaccrual loans and related income are included in their respective loan categories.

(6)	Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities. The federal statutory tax rate was 35% for the periods presented.

Wells Fargo & Company and Subsidiaries
AVERAGE BALANCES, YIELDS AND RATES PAID (TAXABLE-EQUIVALENT BASIS) (1)(2)

	Six months ended June 30,
	2008			2007
			Interest			Interest
	Average	Yields/	income/	Average	Yields/	income/
(in millions)	balance	rates	expense	balance	rates	expense

EARNING ASSETS
Federal funds sold, securities purchased under resale agreements and other short-term investments	$3,870	2.81%	$54	$5,355	5.13%	$136
Trading assets	5,022	3.49	87	4,439	5.17	114
Debt securities available for sale (3):
Securities of U.S. Treasury and federal agencies	1,012	3.81	19	796	4.29	17
Securities of U.S. states and political subdivisions	6,664	7.00	238	3,960	7.40	142
Mortgage-backed securities:
Federal agencies	38,364	6.00	1,123	33,036	6.14	1,000
Private collateralized mortgage obligations	21,706	5.97	664	3,904	6.37	123

Total mortgage-backed securities	60,070	5.99	1,787	36,940	6.16	1,123
Other debt securities (4)	12,213	6.58	422	5,433	7.52	202

Total debt securities available for sale (4)	79,959	6.14	2,466	47,129	6.39	1,484
Mortgages held for sale (5)	27,138	6.02	817	34,212	6.48	1,108
Loans held for sale (5)	691	6.52	22	829	7.78	32
Loans:
Commercial and commercial real estate:
Commercial	93,174	6.50	3,013	72,505	8.30	2,986
Other real estate mortgage	38,701	6.09	1,173	31,166	7.45	1,152
Real estate construction	19,073	5.53	525	16,144	7.99	640
Lease financing	6,956	5.71	198	5,531	5.84	162

Total commercial and commercial real estate	157,904	6.25	4,909	125,346	7.94	4,940
Consumer:
Real estate 1-4 family first mortgage	72,985	6.84	2,496	56,374	7.34	2,066
Real estate 1-4 family junior lien mortgage	75,140	6.99	2,614	69,738	8.19	2,833
Credit card	18,907	12.06	1,140	14,755	14.01	1,033
Other revolving credit and installment	55,376	8.94	2,462	53,501	9.76	2,590

Total consumer	222,408	7.86	8,712	194,368	8.82	8,522
Foreign	7,420	10.94	404	7,015	11.78	410

Total loans (5)	387,732	7.26	14,025	326,729	8.55	13,872
Other	1,930	4.50	44	1,327	5.17	34

Total earning assets	$506,342	6.94	17,515	$420,020	8.05	16,780

FUNDING SOURCES
Deposits:
Interest-bearing checking	$5,357	1.54	41	$4,905	3.24	79
Market rate and other savings	160,812	1.59	1,270	143,071	2.80	1,985
Savings certificates	39,774	3.54	700	39,125	4.40	854
Other time deposits	5,269	3.09	80	6,931	5.03	173
Deposits in foreign offices	49,262	2.31	566	30,258	4.71	707

Total interest-bearing deposits	260,474	2.05	2,657	224,290	3.41	3,798
Short-term borrowings	59,754	2.63	782	16,308	4.96	401
Long-term debt	100,619	3.85	1,933	89,984	5.16	2,312

Total interest-bearing liabilities	420,847	2.56	5,372	330,582	3.97	6,511
Portion of noninterest-bearing funding sources	85,495	--	--	89,438	--	--

Total funding sources	$506,342	2.13	5,372	$420,020	3.13	6,511

Net interest margin and net interest income on a taxable-equivalent basis (6)		4.81%	$12,143		4.92%	$10,269

NONINTEREST-EARNING ASSETS
Cash and due from banks	$11,262			$11,758
Goodwill	13,166			11,355
Other	54,101			49,320

Total noninterest-earning assets	$78,529			$72,433

NONINTEREST-BEARING FUNDING SOURCES
Deposits	$86,464			$90,020
Other liabilities	29,534			25,378
Stockholders’ equity	48,026			46,473
Noninterest-bearing funding sources used to fund earning assets	(85,495)			(89,438)

Net noninterest-bearing funding sources	$78,529			$72,433

TOTAL ASSETS	$584,871			$492,453

(1)	Our average prime rate was 5.65% and 8.25% for the six months ended June 30, 2008 and 2007, respectively. The average three-month London Interbank Offered Rate (LIBOR) was 3.02% and 5.36% for the same periods, respectively.

(2)	Interest rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.

(3)	Yields are based on amortized cost balances computed on a settlement date basis.

(4)	Includes certain preferred securities.

(5)	Nonaccrual loans and related income are included in their respective loan categories.

(6)	Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities. The federal statutory tax rate was 35% for the periods presented.

Wells Fargo & Company and Subsidiaries
OPERATING SEGMENT RESULTS (1)

(income/expense in millions,		Community		Wholesale		Wells Fargo		Consolidated
average balances in billions)		Banking		Banking		Financial		Company

Quarter ended June 30,	2008	2007	2008	2007	2008	2007	2008	2007

Net interest income	$4,136	$3,225	$1,020	$888	$1,122	$1,083	$6,278	$5,196
Provision for credit losses	1,996	353	245	1	771	366	3,012	720
Noninterest income	3,411	2,946	1,480	1,421	290	328	5,181	4,695
Noninterest expense	3,737	3,590	1,420	1,346	703	791	5,860	5,727

Income (loss) before income tax expense (benefit)	1,814	2,228	835	962	(62)	254	2,587	3,444
Income tax expense (benefit)	580	726	278	341	(24)	98	834	1,165

Net income (loss)	$1,234	$1,502	$557	$621	$(38)	$156	$1,753	$2,279

Average loans	$215.9	$186.6	$107.6	$81.4	$68.0	$64.0	$391.5	$332.0
Average assets (2)	365.9	319.8	149.9	107.3	73.1	69.8	594.7	502.7
Average core deposits	252.6	243.0	65.8	57.5	--	--	318.4	300.5

Six months ended June 30,

Net interest income	$7,772	$6,375	$2,052	$1,743	$2,214	$2,088	$12,038	$10,206
Provision for credit losses	3,309	659	406	14	1,325	762	5,040	1,435
Noninterest income	6,634	5,711	2,730	2,768	620	647	9,984	9,126
Noninterest expense	7,073	7,160	2,835	2,553	1,414	1,540	11,322	11,253

Income before income tax expense	4,024	4,267	1,541	1,944	95	433	5,660	6,644
Income tax expense	1,363	1,266	509	690	36	165	1,908	2,121

Net income	$2,661	$3,001	$1,032	$1,254	$59	$268	$3,752	$4,523

Average loans	$215.4	$183.7	$104.1	$79.7	$68.2	$63.3	$387.7	$326.7
Average assets (2)	361.4	313.4	144.2	104.3	73.5	69.0	584.9	492.5
Average core deposits	250.4	240.0	67.4	55.6	--	--	317.8	295.6

(1)	The management accounting process measures the performance of the operating segments based on our management structure and is not necessarily comparable with other similar information for other financial services companies. We define our operating segment by product type and customer segment. If the management structure and/or the allocation process changes, allocations, transfers and assignments may change. To reflect the realignment of our corporate trust business into Wholesale Banking in first quarter 2008, results for prior periods have been revised.

(2)	The Consolidated Company balance includes unallocated goodwill held at the enterprise level of $5.8 billion for all periods presented.

Wells Fargo & Company and Subsidiaries
FIVE QUARTER OPERATING SEGMENT RESULTS (1)

	Quarter ended

	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(income/expense in millions, average balances in billions)	2008	2008	2007	2007	2007

COMMUNITY BANKING
Net interest income	$4,136	$3,636	$3,421	$3,303	$3,225
Provision for credit losses	1,996	1,313	2,082	446	353
Noninterest income	3,411	3,223	3,101	3,020	2,946
Noninterest expense	3,737	3,336	3,822	3,713	3,590

Income before income tax expense (benefit)	1,814	2,210	618	2,164	2,228
Income tax expense (benefit)	580	783	(40)	717	726

Net income	$1,234	$1,427	$658	$1,447	$1,502

Average loans	$215.9	$214.9	$210.9	$197.4	$186.6
Average assets	365.9	356.7	346.8	348.1	319.8
Average core deposits	252.6	248.4	245.3	243.0	243.0

WHOLESALE BANKING
Net interest income	$1,020	$1,032	$987	$918	$888
Provision for credit losses	245	161	36	19	1
Noninterest income	1,480	1,250	1,293	1,239	1,421
Noninterest expense	1,420	1,415	1,294	1,230	1,346

Income before income tax expense	835	706	950	908	962
Income tax expense	278	231	325	317	341

Net income	$557	$475	$625	$591	$621

Average loans	$107.6	$100.6	$95.1	$87.5	$81.4
Average assets	149.9	138.5	128.3	115.9	107.3
Average core deposits	65.8	68.9	69.5	63.1	57.5

WELLS FARGO FINANCIAL
Net interest income	$1,122	$1,092	$1,080	$1,059	$1,083
Provision for credit losses	771	554	494	427	366
Noninterest income	290	330	323	314	328
Noninterest expense	703	711	784	728	791

Income (loss) before income tax expense (benefit)	(62)	157	125	218	254
Income tax expense (benefit)	(24)	60	47	83	98

Net income (loss)	$(38)	$97	$78	$135	$156

Average loans	$68.0	$68.4	$68.4	$65.8	$64.0
Average assets	73.1	74.0	74.7	71.7	69.8

CONSOLIDATED COMPANY
Net interest income	$6,278	$5,760	$5,488	$5,280	$5,196
Provision for credit losses	3,012	2,028	2,612	892	720
Noninterest income	5,181	4,803	4,717	4,573	4,695
Noninterest expense	5,860	5,462	5,900	5,671	5,727

Income before income tax expense	2,587	3,073	1,693	3,290	3,444
Income tax expense	834	1,074	332	1,117	1,165

Net income	$1,753	$1,999	$1,361	$2,173	$2,279

Average loans	$391.5	$383.9	$374.4	$350.7	$332.0
Average assets (2)	594.7	575.0	555.6	541.5	502.7
Average core deposits	318.4	317.3	314.8	306.1	300.5

(1)	The management accounting process measures the performance of the operating segments based on our management structure and is not necessarily comparable with other similar information for other financial services companies. We define our operating segments by product type and customer segment. If the management structure and/or the allocation process changes, allocations, transfers and assignments may change. To reflect the realignment of our corporate trust business into Wholesale Banking in first quarter 2008, results for prior periods have been revised.

(2)	The Consolidated Company balance includes unallocated goodwill held at the enterprise level of $5.8 billion for all periods presented.

Wells Fargo & Company and Subsidiaries
FIVE QUARTER CONSOLIDATED MORTGAGE SERVICING

	Quarter ended

	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(in millions)	2008	2008	2007	2007	2007

Residential MSRs measured using the fair value method:
Fair value, beginning of quarter	$14,956	$16,763	$18,223	$18,733	$17,779
Purchases	82	52	314	188	142
Servicing from securitizations or asset transfers	994	797	872	951	1,029
Sales	(177)	(92)	--	(292)	(1,422)

Net additions (reductions)	899	757	1,186	847	(251)

Changes in fair value:
Due to changes in valuation model inputs or assumptions (1)	4,132	(1,798)	(1,935)	(638)	2,013
Other changes in fair value (2)	(654)	(766)	(711)	(719)	(808)

Total changes in fair value	3,478	(2,564)	(2,646)	(1,357)	1,205

Fair value, end of quarter	$19,333	$14,956	$16,763	$18,223	$18,733

(1)	Principally reflects changes in discount rates and prepayment speed assumptions, mostly due to changes in interest rates.

(2)	Represents changes due to collection/realization of expected cash flows over time.

	Quarter ended

	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(in millions)	2008	2008	2007	2007	2007

Amortized MSRs:
Balance, beginning of quarter	$455	$466	$460	$418	$400
Purchases	2	3	19	46	26
Servicing from securitizations or asset transfers	4	5	7	12	11
Amortization	(19)	(19)	(20)	(16)	(19)

Balance, end of quarter (1)	$442	$455	$466	$460	$418

Fair value of amortized MSRs:
Beginning of quarter	$601	$573	$602	$561	$484
End of quarter	595	601	573	602	561

(1)	There was no valuation allowance recorded for the periods presented.

Wells Fargo & Company and Subsidiaries
FIVE QUARTER CONSOLIDATED MORTGAGE SERVICING (CONTINUED)

	Quarter ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(in millions)	2008	2008	2007	2007	2007

Servicing income, net:
Servicing fees (1)	$959	$964	$994	$970	$1,007
Changes in fair value of residential MSRs:
Due to changes in valuation model inputs or assumptions (2)	4,132	(1,798)	(1,935)	(638)	2,013
Other changes in fair value (3)	(654)	(766)	(711)	(719)	(808)

Total changes in fair value of residential MSRs	3,478	(2,564)	(2,646)	(1,357)	1,205

Amortization	(19)	(19)	(20)	(16)	(19)
Net derivative gains (losses) from economic hedges (4)	(4,197)	1,892	2,215	1,200	(2,238)

Total servicing income, net	$221	$273	$543	$797	$(45)

Market-related valuation changes to MSRs, net of hedge results (2) + (4)	$(65)	$94	$280	$562	$(225)

(1)	Includes contractually specified servicing fees, late charges and other ancillary revenues.
(2)	Principally reflects changes in discount rates and prepayment speed assumptions, mostly due to changes in interest rates.
(3)	Represents changes due to collection/realization of expected cash flows over time.
(4)	Represents results from free-standing derivatives (economic hedges) used to hedge the risk of changes in fair value of MSRs.

	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(in billions)	2008	2008	2007	2007	2007

Managed servicing portfolio:
Loans serviced for others (1)	$1,446	$1,431	$1,430	$1,380	$1,347
Owned loans serviced (2)	100	103	98	97	96

Total owned servicing	1,546	1,534	1,528	1,477	1,443
Sub-servicing	20	21	23	22	24

Total managed servicing portfolio	$1,566	$1,555	$1,551	$1,499	$1,467

Ratio of MSRs to related loans serviced for others	1.37%	1.08%	1.20%	1.35%	1.42%

Weighted-average note rate (owned servicing only)	6.00%	6.00%	6.01%	5.98%	5.95%

(1)	Consists of 1-4 family first mortgage and commercial mortgage loans.
(2)	Consists of mortgages held for sale and 1-4 family first mortgage loans.

Wells Fargo & Company and Subsidiaries
SELECTED FIVE QUARTER RESIDENTIAL MORTGAGE PRODUCTION DATA

	Quarter ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(in billions)	2008	2008	2007	2007	2007

Application Data:
Wells Fargo Home Mortgage first mortgage quarterly applications	$100	$132	$91	$95	$114
Refinances as a percentage of applications	44%	62%	52%	40%	40%
Wells Fargo Home Mortgage first mortgage unclosed pipeline, at quarter end	$47	$61	$43	$45	$56

	Quarter ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(in billions)	2008	2008	2007	2007	2007

Residential Real Estate Originations: (1)
Quarter:
Wells Fargo Home Mortgage first mortgage loans:
Retail	$31	$34	$28	$29	$32
Correspondent/Wholesale	27	27	22	29	36
Home equity loans and lines	3	3	4	7	9
Wells Fargo Financial	2	2	2	3	3

Total	$63	$66	$56	$68	$80

Year-to-date	$129	$66	$272	$216	$148

(1)	Consists of residential real estate originations from all Wells Fargo channels.

Wells Fargo & Company and Subsidiaries
SELECTED NATIONAL HOME EQUITY GROUP PORTFOLIO DATA (1)

			% of loans
			two payments		Annualized loss rate
	Outstanding balances		or more past due		Quarter ended
	June 30,	Mar. 31,	June 30,	Mar. 31,	June 30,	Mar. 31,
(in millions)	2008	2008	2008	2008	2008	2008

Liquidating portfolio
California	$4,310	$4,417	4.85%	3.32%	4.64%	8.52%
Florida	561	582	6.80	5.40	6.39	10.56
Arizona	266	275	4.08	3.43	5.38	5.57
Texas	208	219	1.11	0.65	1.02	1.93
Minnesota	135	139	3.15	3.10	3.24	7.91
Other	5,589	5,866	2.40	2.18	2.27	2.98

Total	11,069	11,498	3.60	2.79	3.46	5.58

Core portfolio
California	27,114	26,331	2.32	1.96	1.92	2.21
Florida	2,572	2,595	4.42	3.80	3.84	4.35
Arizona	3,789	3,785	2.29	1.91	1.62	1.89
Texas	2,767	2,805	1.05	1.05	0.34	0.20
Minnesota	4,499	4,546	1.17	1.16	0.81	1.07
Other	32,016	31,994	1.43	1.44	0.83	0.95

Total	72,757	72,056	1.88	1.71	1.36	1.56

Combined totals	$83,826	$83,554	2.11	1.86	1.65	2.12

(1)	Reflects the impact of the previously disclosed change in the Home Equity charge-off policy from 120 days to no more than 180 days, effective April 1, 2008.